Rule 424(B)(3)
                          Registration No. 33-33253
PRICING SUPPLEMENT NO. 42 DATED MARCH 19, 1996
TO PROSPECTUS DATED APRIL 21, 1995 AND PROSPECTUS SUPPLEMENT DATED APRIL 21,1995

             THE QUAKER OATS COMPANY
            MEDIUM TERM NOTES, SERIES D
              (FIXED RATE)
____________________________________________________________________________
Principal Amount: $14,000,000            Issue Date: MARCH 22, 1996
Issue Price: 100%                  Stated Maturity: MARCH 22, 2016
Commission of Selling Agents: $105,000  Specified Currency: U.S. Dollars
Net Proceeds to Issuer: $13,895,000       Form:     _X_Global
Interest Rate: 7.55%                                ___Certificated
Selling Agents: MORGAN STANLEY
Trade Date: MARCH 19, 1996
____________________________________________________________________________

Interest Payment Dates:                      Amortizing Notes:
  _X__As specified in Prospectus Supplement  ____Yes
  ____Other (specify)________________        _X__No
Regular Record Date:                         Each payment of principal of,
  _X__As specified in Prospectus Supplement  and interest on, the Notes will
  ____Other (specify)________________        be made:  ____Quarterly
Original Issue Discount Note:                   ____Semiannually
  ____Yes _X__No
Original Issue Discount: __________%         Interest rate may be reset:
Yield to Maturity: _________%                 ____Yes _X__No
                                             Terms of reset:
Repurchase Price (for Discount Securities): Redemption Information:

Other Provisions:                          Repayment Information:

____________________________________________________________________________
The aggregate principal amount of this offering is U.S. $14,000,000 and relates only to Pricing Supplement No. 42. Medium-Term Notes, Series D, may be issued by the Company in the aggregate principal amount of up to U.S. $400,000,000 or the equivalent in foreign currencies or foreign currency units. To date, including this offering, an aggregate of U.S. $400,000,000 or the equivalent in foreign currency or foreign currency units of Medium-Term Notes, Series D, have been issued.

____________________________________________________________________________

TYPE OF SALE:             IF PRINCIPAL TRANSACTION, REOFFERING AT:
_____As Agent             ____varying prices related to prevailing
__X__As Principal         market prices at the time of resale
                          __X__fixed public offering price
                          of ____100________% of Principal Amount
____________________________________________________________________________

[Insert additional tax disclosure, if necessary]